SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to Section 14a-11(c) or Section 240.14a-12

LOOKSMART, LTD.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

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Notes:

NOTICE OF ANNUAL MEETING

LOOKSMART, LTD.
625 Second Street
San Francisco, California 94107

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of LookSmart, Ltd. (“LookSmart” or the “Company”) to be held at our headquarters located at 625 Second Street, San Francisco, California, on Wednesday, June 5, 2002, at 9:00 a.m. local time. The annual meeting is being held for the following purposes:

(1)	To elect three directors for three-year terms expiring at the annual meeting of stockholders in 2005;

(2)	To ratify the appointment of the accounting firm PricewaterhouseCoopers LLP as the Company’s independent auditors for the current fiscal year;

(3)	To approve an amendment to the 1998 Stock Plan to increase the number of shares of common stock issuable under the plan by 5,000,000 shares to an aggregate of 24,946,203; and

(4)	To transact any other business that may properly come before the annual meeting or any adjournment or postponement thereof.

These items are fully discussed in the following pages, which are made part of this notice. Only stockholders of record on the books of the Company at the close of business on April 15, 2002, are entitled to vote at the annual meeting. A list of stockholders entitled to vote will be available for inspection at the offices of LookSmart, 625 Second Street, San Francisco, California, during ordinary business hours for the 10 days prior to the annual meeting.

Whether or not you plan to attend, please promptly complete, sign, date and return your proxy card in the enclosed envelope, so that we may vote your shares in accordance with your wishes and so that enough shares are represented to allow us to conduct the business of the annual meeting. If you hold shares in “street name”, you may be able to vote over the internet or by telephone by following the instructions found on your proxy card. Mailing your proxy(s) or voting over the internet or by telephone does not affect your right to vote in person if you attend the annual meeting.

A copy of LookSmart’s annual report for the year ended December 31, 2001, is enclosed with this notice. The annual report, proxy statement and enclosed proxy are being furnished to holders of common stock and Chess Depository Interests (CDIs) on or about April 30, 2002.

By	order of the board of directors,

Ma	rtin E. Roberts, Esq.
Vice President, General Counsel and Secretary

April 30, 2002

Your vote is very important. Even if you plan to attend the meeting,
PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF STOCKHOLDERS

LookSmart, Ltd.
625 Second Street
San Francisco, California 94107

INFORMATION ABOUT SOLICITATION AND VOTING

General

The enclosed proxy is solicited by the board of directors of LookSmart for use in voting at the annual meeting of stockholders to be held at 9:00 a.m., local time, on Wednesday, June 5, 2002, at our headquarters located at 625 Second Street, San Francisco, California, and any postponement or adjournment of that meeting. The Company’s telephone number is (415) 348-7000. The purpose of the annual meeting is to consider and vote upon the proposals outlined in this proxy statement and the attached notice.

LookSmart’s common stock is traded on the Nasdaq National Market and its Chess Depository Interests (CDIs) are traded on the Australian Stock Exchange (ASX). CDIs are exchangeable, at the option of the holder, into shares of common stock at a rate of 20 CDIs per share of common stock. Please see Exhibit A for additional disclosures required by the ASX.

These proxy solicitation materials were mailed on or about April 30, 2002, together with the Company’s annual report, to all holders of common stock or CDIs entitled to vote at the meeting.

Record Date and Outstanding Shares

Only stockholders of record on the books of the Company at the close of business on the record date, April 15, 2002, will be entitled to vote at the annual meeting. As of the close of business on the record date, there were 98,497,337 shares of common stock outstanding and held of record by approximately 581 stockholders.

Voting and Solicitation

Each stockholder may vote in person at the annual meeting or by proxy. If you are the record holder of your shares and attend the meeting in person, you may deliver your completed proxy card to us at the meeting. If your shares are held in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or on the internet.

When proxies are properly dated, executed and returned, the shares they represent will be voted at the annual meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted FOR the election of the nominees for directors set forth herein, FOR ratification of the appointment of auditors and FOR the approval of the amendment to the 1998 Stock Plan. In addition, if other matters come before the annual meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

Each stockholder voting in the election of directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such stockholder, or distribute the stockholder’s votes determined in the same way among as many candidates as the stockholder may select, provided that votes cannot be cast for more candidates than the three directors who are standing for election this year. No stockholder shall be entitled to cumulate votes unless the candidate’s name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting prior to the voting of the intention to cumulate the stockholder’s votes. On all other matters to be voted on, each share has one vote.

The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by the Company’s officers, directors and regular employees, without compensation, personally or by telephone or facsimile.

Required Vote

The three candidates for election as directors at the annual meeting who receive the highest number of affirmative votes entitled to vote at the annual meeting will be elected. The ratification of the independent auditors for the Company for the current year and approval of the amendment of the 1998 Stock Plan will require the affirmative vote of a majority of the shares of the Company’s common stock present or represented and entitled to vote at the annual meeting.

Revocability of Proxies

A proxy given pursuant to this solicitation may be revoked at any time before its use by delivering a written revocation to the Secretary of the Company, delivering a duly executed proxy bearing a later date or attending and voting in person at the annual meeting.

Quorum; Abstentions; Broker Non-Votes

A quorum is required for the transaction of business during the annual meeting. A quorum is present when a majority of stockholder votes are present in person or by proxy. Shares that are voted “FOR”, “AGAINST” or “WITHHELD” on a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as votes cast by the common stock present in person or represented by proxy at the annual meeting and entitled to vote on the subject matter.

The Company will count abstentions for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of votes cast with respect to a proposal (other than the election of directors). As a result, abstentions will have the same effect as a vote against the proposal.

Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes will not be counted for purposes of determining the number of votes cast with respect to the particular proposal. Thus, a broker non-vote will not have any effect on the outcome of the voting on a proposal.

PROPOSAL ONE — ELECTION OF DIRECTORS

Our board of directors consists of seven directors, three of whom are standing for election: Evan Thornley, Tracey Ellery and Edward West. In addition to the three directors standing for election, we have two incumbent directors with terms expiring in 2003 and two incumbent directors with terms expiring in 2004. Our bylaws provide that the board of directors be divided into three classes, with each class to be as nearly equal in number as possible. There is no difference in the voting rights of the members of each class of directors. Each class of directors serves a term of office of three years, with the term of one class expiring at the annual meeting of stockholders in each successive year. There are no family relationships among any directors or executive officers of the Company, except that Evan Thornley, Chairman and Chief Executive Officer, is married to Tracey Ellery, a member of the board of directors.

The names, ages, principal occupations and current terms of office of our directors as of April 15, 2002 are as follows:

Name	Age	Position	Expiration of Term
Evan Thornley	37	Chief Executive Officer and Chairman, LookSmart	2002
Tracey Ellery	39	Director, LookSmart	2002
Edward West (1)	49	President and Chief Executive Officer, Colarity Corporation	2002
Mariann Byerwalter (1)	41	Chairman, JDN Corporate Advisory, LLC	2003
Robert Ryan (2)	53	Chairman, Entrepreneur America, LLC	2003
Anthony Castagna (1)(2)	54	Director, Macquarie Technology Funds Management Pty Ltd.	2004
James Tananbaum (2)	38	Managing Partner, Prospect Venture Partners	2004

(1)	Member of Audit Committee
(2)	Member of Compensation Committee

Unless marked otherwise, proxies received will be voted FOR the election of the three nominees named below. All of the nominees are presently directors whose terms will expire at the annual meeting. The proposed nominees are willing to be elected and to serve for another three-year term. If any nominee is unable or unwilling to serve as a director at the time of the annual meeting, the proxies may be voted either (i) for a substitute nominee who shall be designated by the proxy holders or by the incumbent board of directors to fill the vacancy or (ii) for the other nominees, leaving a vacancy. Alternatively, the size of the board of directors may be reduced accordingly. The board of directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director. Such persons have been nominated to serve for three-year terms until the annual meeting of stockholders in 2005 or until their successors, if any, are elected or appointed.

Nominees for Election to the Board of Directors

The nominees for election to the board of directors are Evan Thornley, Tracey Ellery and Edward West. The board of directors unanimously recommends that you vote FOR election of all nominees as directors.

Evan Thornley co-founded LookSmart and has served as its Chairman and Chief Executive Officer since July 1996. From July 1996 to June 1999, Mr. Thornley also served as President. From 1991 to 1996, Mr. Thornley was a consultant at McKinsey & Company, a global consulting company, in their New York, Kuala Lumpur and Melbourne offices. Mr. Thornley holds a Bachelor of Commerce and a Bachelor of Laws from the University of Melbourne, Australia. Mr. Thornley is married to Ms. Ellery.

Tracey Ellery co-founded LookSmart and has served as a director since September 1997. Ms. Ellery served as President of LookSmart from June 1999 through March 2001 and Senior Vice President of Product from July 1996 to June 1999. From 1991 to 1994, Ms. Ellery was Chief Executive Officer of Student Services Australia, an Australian college publishing and retail company. Ms. Ellery studied drama and legal studies at Deakin University, Australia. Ms. Ellery is married to Mr. Thornley.

Edward West has served as Chief Executive Officer of Colarity Corporation, a customer knowledge management company, since December 2001. Prior to that time, he served as Chief Executive Officer of Centerwheel Corporation since January 2001. From December 1999 to December 2000, Mr. West served as Chief Executive Officer of RealNames International, the global development subsidiary of RealNames Corporation, an Internet names and navigation platform provider. From May 1998 to December 1999, Mr. West served as Executive Vice President, Business Development, Sales and Marketing, at RealNames Corporation. From January 1996 to April 1998, Mr. West served as Chief Operating Officer of Softbank Interactive Marketing, a provider of marketing services and sales representation to Internet sites seeking interactive advertisers. Mr. West holds an MBA from Harvard Business School and an AB in Architecture/Urban Planning from Princeton University.

Incumbent Directors Whose Terms Continue After the Annual Meeting

The following persons are incumbent directors whose terms expire at the annual meeting of stockholders in 2003:

Mariann Byerwalter has served as one of our directors since February 2000. Ms. Byerwalter is currently Chairman of JDN Corporate Advisory LLC, a privately held advisory services firm. From February 1996 through March 2001, Ms. Byerwalter served as Chief Financial Officer and Vice President of Business Affairs at Stanford University. Prior to that time, Ms. Byerwalter was Executive Vice President and Chief Financial Officer of Eureka Bank and Chief Operating Officer and Chief Financial Officer of America First Eureka Holdings. Ms. Byerwalter is a member of the boards of directors of Redwood Trust, Inc., SchwabFunds, The PMI Group, Inc., America First Companies and SRI International. She is also a director of the Stanford Hospital and Clinics and the Lucille Packard Children’s Hospital and a member of the Stanford University Board of Trustees. Ms. Byerwalter holds a B.A. in economics and political science/public policy from Stanford University and an M.B.A. from Harvard University.

Robert Ryan has served as one of our directors since May 1998. Since 1995, Mr. Ryan has served as Chairman of Entrepreneur America, LLC, a company devoted to mentoring high technology entrepreneurs. Mr. Ryan founded and served as Chief Executive Officer and Chairman of Ascend Communications, Inc., a networking company, from 1989 to 1995. Mr. Ryan holds a B.A. in mathematics from Cornell University and an M.A. in mathematics from the University of Wisconsin.

The following persons are incumbent directors whose terms expire at the annual meeting of stockholders in 2004:

Anthony Castagna has served as one of our directors since March 1999. Dr. Castagna presently serves as a non-executive director of BT LookSmart, the joint venture between LookSmart and British Telecommunications, and as a non-executive director of Macquarie Technology Funds Management Pty Limited, an Australian venture capital fund. From 1997 to present, Dr. Castagna has served as an independent advisor to the Macquarie Technology Investment Banking Division of Macquarie Bank Limited, an investment banking company, and other technology-based companies in Australia, Asia and the United States. Dr. Castagna holds a Bachelor of Commerce from the University of Newcastle, Australia, and an M.B.A. and Ph.D. in finance from the University of New South Wales, Australia.

James Tananbaum has served as one of our directors since May 2000. Dr. Tananbaum has served as the Managing Partner of Prospect Venture Partners, a venture capital firm specializing in healthcare, since December 2000. He also serves as Vice Chairman of the Harvard Medical School Advisory Council for Cell Biology and Pathology, is a founding member of the Harvard/MIT Health Sciences and Technology Advisory group and a member of the board of directors of the California Healthcare Institute. From 1996 until December 2000, he founded and served as Chief Executive Officer of Advanced Medicine, a biotechnology company. Dr. Tananbaum has also served as a founder and board member in healthcare companies including Geltex Pharmaceuticals, Intensiva Healthcare and NovaMed Eyecare. He holds an M.D. from Harvard Medical School, an M.B.A. from Harvard Business School and B.S.E.E. and B.S. degrees from Yale University.

Board Committees and Meetings

In March 1999, the board of directors established two standing committees: the audit committee and the compensation committee. Prior to that time, the functions of these two standing committees were performed by the board of directors. The board of directors does not have a nominating committee.

In 2001, the board of directors held ten regular meetings and took action by written consent on one occasion. Each of the directors attended 75% or more of the aggregate of (i) the total number of meetings of the board of directors and (ii) the total number of meetings held by all committees of the board of directors on which he or she served (during the periods that he or she served), except Mr. Ryan and Mr. Tananbaum.

Audit Committee.    The audit committee operates under a written charter adopted by the board of directors and recommends to the board of directors the selection of independent accountants, approves the nature and scope of services to be performed by the independent accountants and reviews the range of fees for such services, confers with the independent accountants and reviews the results of the annual audit, reviews with the independent accountants our accounting and financial controls and reviews policies and practices regarding compliance with laws and conflicts of interest. Currently, the audit committee consists of directors Byerwalter, Castagna and West, all of whom are “independent” directors as defined in Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards. Mr. West was appointed to the audit committee in December 2001 to replace Scott Whiteside, who resigned from the board of directors in August 2001. The charter of the audit committee is attached to this proxy statement as Exhibit B. In 2001, the audit committee held two meetings.

Compensation Committee.    The compensation committee is responsible for reviewing and recommending to the board of directors the timing and amount of compensation for the Chief Executive Officer and other key employees, including salaries, bonuses and other benefits. The compensation committee also is responsible for administering the Company’s stock option and other equity-based incentive plans. Currently, the compensation committee consists of directors Castagna, Ryan and Tananbaum, all of whom are non-employee directors. In 2001, the compensation committee held two meetings.

Compensation of Directors

Starting in February 2000, the board of directors resolved to provide for automatic grants of stock options under the 1998 Stock Option Plan as follows: (i) new non-employee directors are automatically granted an option to purchase 50,000 shares of common stock upon joining the board of directors, and (ii) each year, non-employee directors are granted an option to purchase 20,000 shares of common stock, based upon the continued service of the director during the prior year. These stock options vest at a rate of 1/36th per month over the three years following the commencement of vesting, based on continued service as a director. Vesting accelerates 100% in the event of involuntary termination of the director’s membership on the board of directors within 12 months after a change of control of the Company.

In March 2001, the Company implemented a stock option repricing for stock options with an exercise price per share higher than $2.50. As a result of the repricing, the directors exchanged their outstanding options for options with a lower exercise price of $2.50. In June 2001, the Company granted an option to purchase 35,000 shares to Mr. Castagna to make his equity compensation consistent with other directors. Directors received no other compensation for their services as directors in 2001, other than reimbursement of reasonable out-of-pocket expenses for attendance at board meetings.

Compensation Committee Interlocks and Insider Participation

The compensation committee consists of directors Castagna, Ryan and Tananbaum, none of whom is or has been an officer or employee of the Company. Evan Thornley, Chairman and Chief Executive Officer of the Company, is not a member of the compensation committee and cannot vote on matters decided by the committee. He participates in compensation committee discussions regarding salaries and incentive compensation for all employees of and consultants to the Company, but Mr. Thornley is excluded from discussions regarding his own salary and incentive compensation.

No interlocking relationship exists between the Company’s board of directors or compensation committee and the board of directors or compensation committee of any other party, nor has such relationship existed in the past.

PROPOSAL TWO — RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The board of directors has reappointed the firm of PricewaterhouseCoopers LLP, certified public accountants, as independent accountants of LookSmart for the current fiscal year. Stockholder ratification of the selection of PricewaterhouseCoopers LLP as LookSmart’s independent accountants is not required by LookSmart’s bylaws, Delaware corporate law or otherwise. The board of directors has elected to seek such ratification as a matter of good corporate practice. Should the stockholders fail to ratify the selection of PricewaterhouseCoopers LLP as independent accountants, the board of directors will consider whether to retain that firm for the year ending December 31, 2002 and will consider the appointment of other certified public accountants. PricewaterhouseCoopers LLP audited the financial statements of LookSmart and its subsidiaries for the fiscal year ended December 31, 2001. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.

The board of directors recommends that you vote FOR ratification of the appointment of PricewaterhouseCoopers LLP.

PROPOSAL THREE — AMENDMENT OF THE 1998 STOCK PLAN

The board of directors and the compensation committee have proposed, subject to stockholder approval, to amend the Company’s Amended and Restated 1998 Stock Plan to increase the aggregate number of shares of the common stock of the Company authorized thereunder by 5,000,000 shares to a new total of 24,946,203. The new total of 24,946,203 includes 2,500,000 shares to be added pursuant to provisions of the plan providing for an automatic annual increase, as described below under “General Information”.

Purposes of the Proposal

The proposed increase in the number of shares available under the plan is necessary to enable us to:

•
maintain the Company’s compensation philosophy, as discussed in the report of the compensation committee below, of providing below-market cash compensation and above-market equity compensation for our employees, directors and consultants,

•	retain and motivate our employees, non-employee directors and consultants by increasing the proprietary interests of such persons in our stock, and

•	provide equity incentives to new employees of the Company as a result of merger and acquisition or recruiting activities.

Based on a survey of peer group companies conducted by iQuantic-Buck, a compensation consulting firm, the Company’s “option reserve pool”, or number of shares available for grant under existing stock option plans and reserved for issuance upon exercise of outstanding stock options, is slightly under the median for peer group companies. The peer group consists of AOL Time Warner, Ask Jeeves, CBS MarketWatch.com, CMGi, CNET, DoubleClick, eBay, eTrade, Findwhat.com, Getty Images, InfoSpace, Inktomi, Microsoft, Overture Services, United Online and Yahoo! The proposed increase of shares available under the 1998 Stock Plan would increase the Company’s option reserve pool to a level slightly above the median of the peer group companies.

General Information

The following is a summary of the principal features of the 1998 Stock Plan, together with the applicable tax implications for the participants and the Company. However, the summary does not purport to be a complete description of all of the provisions of the plan. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Company’s Secretary at the Company’s principal executive offices at 625 Second Street, San Francisco, California, 94107.

The Company’s 1998 Stock Plan was adopted by the Company in December 1997. As of April 15, 2002, there were options outstanding to purchase 15,517,044 shares under the plan and there were 1,929,159 shares available for grant under the plan. The maximum number of shares of our common stock that may be issued under the stock incentive plan subject to an automatic annual increase on the anniversary of the adoption of the plan equal to the lesser of (i) 2,500,000 shares, (ii) 4% of the total number of shares of common stock outstanding on the last day of the immediately preceding fiscal year or (iii) an amount determined by the board of directors. The Company anticipates that the automatic annual increase of 2,500,000 shares will occur in June of 2002.

Employees, non-employee directors, independent contractors and consultants of the Company are eligible for participation in the plan, although only employees of the Company and of certain subsidiaries of the Company are eligible to receive incentive stock options governed by Section 422 of the Internal Revenue Code. As of April 15, 2002, five executive officers, five non-employee directors, approximately 360 other employees and several independent contractors and consultants were eligible to participate in the plan.

The board of directors and its compensation committee, on behalf of the Company, administers the plan and is authorized under the plan to enter into any type of arrangement with a participant that is not inconsistent with the provisions of the plan. The entering into of any such arrangement is referred as a grant of an award. The plan does not limit any award to any specified form or structure. The types and amount of awards are determined at the discretion of the compensation committee and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares, and an award may consist of one such security or benefit or two or more of them in tandem or in the alternative. If incentive stock options are issued, these options must comply with Section 422 of the Internal Revenue Code. For federal income tax purposes, the maximum compensation payable to employees during the term of the plan and options granted thereunder is equal to the number of shares of common stock underlying options granted under the plan, multiplied by the value of shares of common stock on the date of measurement (which, in the case of nonqualified options (discussed below), will generally be the date of exercise of the options).

The outstanding options are exercisable at a weighted-average price per share of approximately $1.60 and generally vest over a three-year or four-year period from the date of grant. All options are non-transferable, but form part of the option holder’s estate in the event of death. An option may be exercised in whole or in part. Outstanding options generally lapse on the tenth anniversary of the date of its grant, although the options issued as part of the stock option repricing in March 2001 generally lapse on December 31, 2005. In the event that a general offer is made to the holders of our common stock to acquire all of the outstanding shares of our common stock, the acquiring company is required to assume outstanding stock options and if such company refuses to do so, outstanding stock options will vest and become exerciseable as of the closing of such transaction. If an option holder ceases to be our employee for any reason, any options unexercised on such date and in respect of which a right of exercise has accrued must be exercised within 90 days of such date. Upon the expiration of this 90-day period, any options that remain unexercised will lapse.

Our board of directors may amend or terminate the stock incentive plan at any time and in any matter, subject to the rights of recipients of awards under the plan, and required stockholder approvals and the requirements of Sections 422 and 162(m) of the Internal Revenue Code. We will issue stock options to eligible recipients under the stock incentive plan by way of individual option agreements with each recipient.

A participant has no stockholder rights with respect to the shares of the Company’s common stock subject to his or her outstanding awards until such shares are purchased in accordance with the provisions of the plan. Nothing in the plan confers upon the participant any right to continue in the employ of the Company.

From time to time, the Company has filed registration statements on Form S-8 with respect to the shares of common stock issuable under the plan. As a result, shares of common stock issued under such plan after the date the registration statement was filed are freely tradable, except for shares held by our affiliates.

Tax Information

The following is a brief description of the United States income tax treatment that will generally apply to stock options issued under the plan based on federal income tax laws in effect as of the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. Any change could affect the accuracy of the statements and conclusions set forth herein. The exact United States federal income tax treatment of options issued under the plan will depend on the specific nature of the options and the specific circumstances of the participant. This discussion does not address consequences to participants under any state or local laws or under the laws of any country other than the United States. Nor does it address consequences to participants of the issuance of awards other than options, including sales or bonuses of stock, restricted stock, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, phantom stock, dividend equivalents, performance units, or performance shares.

The options issued under the plan may consist of options intended to qualify for the special tax treatment afforded “incentive stock options” under the provisions of Section 422 of the Internal Revenue Code and those not intended to qualify for that treatment, which are referred to as “non-qualified stock options.”

Non-Qualified Stock Options

Upon exercise of non-qualified stock options, the participant generally will recognize ordinary income at the time of exercise (regardless of whether the option shares are sold) equal to the excess of (i) the fair market value of the option shares (as measured on the exercise date), over (ii) the exercise price of the options. The holding period for the option shares generally will begin on the day after exercise.

Upon a sale or other disposition of the option shares acquired upon exercise of the non-qualified stock options, the participant will recognize gain or loss equal to the difference between the amount realized on such disposition and the participant’s basis in those option shares. The participant’s basis in the option shares acquired upon the exercise of non-qualified stock options will be equal to the exercise price of such options plus the amount of ordinary income recognized by the participant as a result of the exercise of the option. Any gain or loss on the sale or disposition of the option shares generally will be treated as long-term or short-term capital gain or loss, depending on whether the holding period for the shares exceeds one year at the time of the sale or other disposition. Generally, the Company will be entitled to an income tax deduction in the same amount as the ordinary income recognized by the participant with respect to the option shares.

Incentive Stock Options

The participant generally will not be taxed at the time of exercise of an incentive stock option unless the alternative minimum tax applies, as discussed below. However, under proposed regulations, the exercise of an incentive stock option after 2002 would result in wages for purposes of FICA (i.e., Social Security and Medicare tax) equal to the excess of the value of the shares as of the time of exercise over the exercise price. Assuming these regulations become effective in their current form, the Company will be required to withhold these taxes from the participant and may condition exercise of the incentive stock option on the participant’s payment of such withholding.

If the participant sells the option shares that are acquired upon the exercise of an incentive stock option at any time within one year after the exercise of the option or two years from the date of grant of the option, then the participant will recognize (i) ordinary income equal to the excess, if any, of the lesser of the sales price or the fair market value of the option shares on the date of exercise, over the exercise price of the incentive stock option; (ii) capital gain equal to the excess, if any, of the sales price over the fair market value of the option shares on the date of exercise; and (iii) capital loss equal to the excess, if any, of the exercise price of the incentive stock option over the sales price of the option shares.

If the participant sells the option shares at any time after the participant has held the option shares for at least one year after the date of transfer of the option shares to the participant pursuant to the exercise of the incentive stock option, and two years from the date of grant of the incentive stock option, then the participant will recognize long-term capital gain or loss equal to the difference between the sales price and the exercise price of the incentive stock option.

The amount by which the fair market value of the option shares received on exercise of incentive stock options exceeds the exercise price will be included as a positive adjustment in the calculation of the participant’s “alternative minimum taxable income” in the year of exercise. As a result, exercise of an incentive stock option may give rise to an alternative minimum tax liability in the year of exercise.

Generally, the Company will be entitled to a deduction in the same amount as the ordinary income recognized by the participant.

Participation in 1998 Stock Plan

The grant of options to participants under the 1998 Stock Plan, including our named executive officers named in the Summary Compensation Table below, is subject to the discretion of the compensation committee of the board of directors. As of the date of this proxy statement, there has been no determination by the compensation committee with respect to future awards under the plan. Accordingly, the benefits or amount of additional awards, if any, that will be received by or allocated to: (i) the named executive officers, individually and as a group; (ii) the directors of the Company, as a group, who are not named executive officers; and (iii) the employees of the Company, as a group, other than the named executive officers, as a result of the amendment to the plan are not determinable and would not have been determinable if the plan, as amended, had been in effect during the fiscal year ended December 31, 2001. The table of option grants listed below under “Option Grants in Fiscal Year Ended December 31, 2001” provides information with respect to the grant of options to the named executive officers during the fiscal year ended December 31, 2001. In 2001, all current executive officers as a group and all other employees as a group received options to purchase 2,845,000 shares and 13,000,313 shares, respectively, pursuant to the plan (including stock options granted as part of the March 2001 repricing).

The affirmative vote of the holders of at least a majority of the shares of the Company’s common stock represented in person or by proxy and entitled to vote on this proposal is required to approve the amendment to the 1998 Stock Plan.

The board of directors recommends that you vote FOR the increase in the number of shares in the 1998 Stock Plan.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

To the Company’s knowledge, the following table sets forth the number of shares of LookSmart common stock beneficially owned as of April 15, 2002, by

•	each beneficial owner of 5% or more of the Company’s outstanding common stock,

•	each of LookSmart’s directors and nominees for director,

•	each of the named executive officers, and

•	all of LookSmart’s directors, nominees for director and named executive officers as a group.

Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment powers with respect to the stock issued. Beneficial ownership is determined in accordance with SEC regulations and generally includes voting or investment power with respect to securities. Beneficial ownership also includes securities issuable upon exercise of warrants or stock options exercisable within 60 days of April 15, 2002. Percentage ownership is based on 98,497,337 shares of common stock outstanding as of April 15, 2002. Stock options or warrants exercisable within 60 days of April 15, 2002 are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated below, the address of the persons listed is c/o LookSmart, Ltd., 625 Second Street, San Francisco, 94107.

Name and Address of Beneficial Owner	Shares Beneficially Owned (1)	Percent Beneficially Owned
Five Percent Stockholders
Cox Interactive Media, Inc. (2)	13,982,301	14.0%
3773 Howard Hughes Pkwy., Suite 300N
Las Vegas, NV 89109

Named Executive Officers and Directors
Evan Thornley (3)	14,442,000	14.7
Jason Kellerman	463,329	*
Martin Roberts	172,601	*
Richard Boulderstone (4)	270,833	*
James Kaufman (5)	305,682	*
Tracey Ellery (3)	14,442,000	14.7
Mariann Byerwalter	48,332	*
Anthony Castagna	30,138	*
Robert Ryan (6)	746,944	*
James Tananbaum	39,444	*
Edward West	9,722	*
All directors and named executive officers as a group (11 persons)	16,551,943	16.6

*	Less than 1%.
(1)
Includes shares that may be acquired by the exercise of stock options granted under the Company’s stock option plans within 60 days after April 15, 2002. The number of shares subject to stock options exercisable within 60 days after April 15, 2002, for each listed person is shown below:

Jason Kellerman	446,607
Martin Roberts	172,601
Richard Boulderstone	270,833
James Kaufman	292,682
Mariann Byerwalter	48,332
Anthony Castagna	30,138
Robert Ryan	19,444
James Tananbaum	39,444
Edward West	9,722
All directors and named executive officers as a group	1,352,721

(2)	Consists of (i) 1,500,000 shares of common stock issuable upon exercise of a warrant and (ii) 12,482,301 shares of common stock, directly or indirectly held by Cox Interactive Media.
(3)
Mr. Thornley and Ms. Ellery are husband and wife and, accordingly, each is the beneficial owner of shares held by the other. Mr. Thornley and Ms. Ellery each hold 1,100,000 shares in their own name and jointly hold 12,242,000 shares by trust.

(4)	Mr. Boulderstone resigned as Senior Vice President, Engineering in January 2002.
(5)	Mr. Kaufman resigned as Senior Vice President, Business Development in March 2002.
(6)
Does not include 171,247 shares held by Entrepreneur America, LLC. Mr. Ryan is the founder and Chief Executive Officer of Entrepreneur America, LLC. Mr. Ryan disclaims beneficial ownership of the shares held by Entrepreneur America, except to the extent of his pro rata interest.

EXECUTIVE COMPENSATION

Executive Officers

Our executive officers, and their respective ages as of April 15, 2002, are as follows:

Name	Age	Position
Evan Thornley	37	Chief Executive Officer and Chairman
Dianne Dubois	41	Chief Financial Officer
Jason Kellerman	32	Chief Operating Officer
Peter Adams	28	Senior Vice President, Product and Chief Technical Officer
Robert Goldberg	41	Senior Vice President, Sales, Marketing and International Operations
Martin Roberts	41	General Counsel, Vice President and Secretary

Evan Thornley co-founded LookSmart and has served as its Chairman and Chief Executive Officer and a director since July 1996. From July 1996 to June 1999, Mr. Thornley also served as President. From 1991 to 1996, Mr. Thornley was a consultant at McKinsey & Company, a global consulting company, in their New York, Kuala Lumpur and Melbourne offices. Mr. Thornley holds a Bachelor of Commerce and a Bachelor of Laws from the University of Melbourne, Australia. Mr. Thornley is married to Ms. Ellery, a member of our board of directors.

Dianne Dubois has served as our Chief Financial Officer since August 2001. From January 2000 to August 2001, Ms. Dubois served as Vice President Finance, North America for E*Trade, an online financial services company. Prior to joining E*Trade, Ms. Dubois was Vice President of Finance for PIMCO Advisors, L. P., an investment advisor from May 1998 to December 1999. Ms. Dubois served as Vice President, Financial Planning and Analysis for WellPoint Health Networks from March 1996 to April 1998. Ms. Dubois holds as B.B.A. in accounting from the University of Wisconsin, Madison and is a Certified Public Accountant in California and Wisconsin.

Jason Kellerman has served as our Chief Operating Officer since June 2001. Mr. Kellerman served as Vice President, International and Chief Executive Officer of LookSmart International Pty Ltd., our Australian subsidiary, from September 2000 to June 2001, Director of the revenue management team from May 1999 through August 2000 and as Director of the ecommerce group in March and April 1999. Prior to that time, he worked at Mercer Management Consulting from June 1990 to February 1999, most recently as a Principal. Mr. Kellerman holds a B.S.E. in Civil Engineering and Operations Research from Princeton University.

Peter Adams has served as our Chief Technology Officer since September 2001. Prior to joining LookSmart, Mr. Adams served as Chief Executive Officer of Primary Knowledge, an e-marketing data warehousing and business intelligence company, from April 1999 to September 2001. Mr. Adams served as Vice President, Technology of Modem Media, an interactive marketing agency, from April of 1998 to March 1999 and as Chief Technology Officer of Poppe Tyson, an interactive marketing agency, from June 1995 to March 1998. Mr. Adams has a B.A. in Political Science from Trinity College.

Robert Goldberg has served as our Senior Vice President, Sales, Marketing and International Operations since March 2002. From September 1999 to November 2001, Mr. Goldberg served in a variety of roles at NBCi, most recently as Senior Vice President of Sales, Marketing and Operations. From 1984 to 1999, Mr. Goldberg had senior level sales and marketing roles at several startups, including Verano (an enterprise software company), ICTV (an internet/cable television platform) and Thinking Machines (a supercomputer manufacturer). Mr. Goldberg has a B.S. in Industrial Engineering from Columbia University.

Martin Roberts has served as our General Counsel since May 1999 and as a Vice President since February 2000. From April 1997 to May 1999, he served as Senior Counsel of The PMI Group, Inc., a provider of mortgage-related services. From September 1995 to April 1997, Mr. Roberts served as Senior Counsel of Fair, Isaac and Company, Inc., a risk assessment technology company. Prior to September 1995, Mr. Roberts was Managing Attorney at the Federal Deposit Insurance Corporation branch office in Los Angeles, California. Mr. Roberts holds a B.A. in English from the University of Virginia and a J.D. from the University of Alabama.

Summary Compensation Table

The following table shows information concerning the compensation earned during each of the last three full fiscal years by our (i) Chief Executive Officer, and (ii) four other most highly compensated executive officers of the Company in 2001. The persons listed below are referred to throughout this proxy statement as the “named executive officers.”

	Year	Annual Compensation		Long-Term Compensation Awards	All Other Compensation ($)(2)
Name and Principal Position		Salary ($)	Other Annual Compensation ($)	Number of Shares Underlying Options (1)
Evan Thornley	2001	175,002	—	—	—
Chief Executive Officer,	2000	250,008	—	—	—
Chairman and director	1999	212,328	—	—	8,408

Jason Kellerman (3)	2001	187,260	—	1,020,000	8,500
Chief Operating Officer	2000	131,250	—	184,806	6,563
	1999	78,750	—	155,000	3,281

Martin Roberts (3)	2001	153,750	—	325,000	6,045
General Counsel, Vice President	2000	136,385	—	240,586	5,993
and Secretary	1999	75,000	—	90,000	3,010

Richard Boulderstone (4)	2001	172,385	—	500,000	4,833
Senior Vice President,	2000	151,385	50,000	781,250	3,308
Engineering	1999	—	—	—	—

James Kaufman (5)	2001	150,000	—	750,000	—
Senior Vice President,	2000	46,346	—	155,407	—
Business Development	1999	—	—	—	—

(1)
All of the stock options granted to the named executive officers in 2000, and 50,000 and 90,000 of the stock options granted to Mr. Kellerman and Mr. Roberts in 1999, respectively, were cancelled in exchange for repriced stock options in March 2001.

(2)
The amounts in this column for 2001 and 2000 consist entirely of matching contributions made by the Company to the accounts of the named executive officers under the Company’s 401(k) plan. Under the 401(k) plan, matching contributions are 50% vested after the first year of employment and 100% vested after the second year of employment.

(3)	Amounts shown for 1999 reflect compensation for services rendered for less than the full fiscal year in 1999.
(4)
Mr. Boulderstone resigned from his position as Senior Vice President, Engineering in January 2002. Amounts shown for 2000 reflect compensation for services rendered for less than the full fiscal year in 2000.

(5)
Mr. Kaufman was appointed Senior Vice President, Business Development in January 2001 and resigned from his position in March 2002. Amounts shown for 2000 reflect compensation for services rendered for less than the full fiscal year in 2000.

Stock Option Grants in the Last Fiscal Year

The following table sets forth information regarding stock options granted to the named executive officers in 2001 and the values of those options:

	Individual Grants				Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term ($)
	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in 2001	Exercise Price Per Share	Expiration Date
Name					5%	10%
Richard Boulderstone	500,000	3.2%	$2.50	12/31/05	$786,118	$1,992,178
Martin Roberts	240,000	1.5	2.50	12/31/05	377,337	956,245
	10,000	0.1	1.44	3/15/11	9,056	22,950
	75,000	0.5	0.64	10/24/11	30,187	76,500
James Kaufman	150,000	1.0	2.50	12/31/05	235,835	597,653
	600,000	3.8	1.44	3/14/11	543,365	1,376,993
Jason Kellerman	182,500	1.2	2.50	12/31/05	286,933	727,145
	750,000	4.8	1.16	6/27/11	547,138	1,386,556
	87,500	0.6	1.44	3/14/11	79,241	200,812

The amounts shown in the column entitled “Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term” are based on the fair market value per share of common stock on the date of grant, compounded annually at 5% or 10% per annum over an assumed 10-year term, minus the exercise price per share, multiplied by the number of shares subject to the stock option. The real value of the options depends on the actual performance of the Company’s stock during the applicable period. The use of this valuation method should not be construed as an endorsement of its accuracy in valuing LookSmart options or common stock.

Stock options noted above are exercisable with respect to 25% or 33% of the shares on the first anniversary of the date of grant and become exercisable with respect to  1/48th or  1/33rd of the shares on each month thereafter with full vesting occurring on the fourth or third anniversary of the grant. Vesting may be partially accelerated upon certain events relating to a change in control of the Company. Stock options granted in 2001 under the Amended and Restated 1998 Stock Plan generally: (i) expire after a term of ten years, (ii) terminate, with limited exercise provisions for a period of time, in the event of death, retirement or other termination of employment, and (iii) permit the optionee to pay the exercise price by delivery of cash or shares of the Company’s common stock. Stock options granted as part of the option repricing in March 2001 expire on December 31, 2005.

Aggregated Option Exercises and Fiscal Year-End Values

The following table provides information concerning option exercises in 2001 and unexercised options held as of December 31, 2001 by the named executive officers. The amounts shown in the columns entitled “Value of Unexercised In-the-Money Options at Fiscal Year End” are based on the closing sales price of the Company’s common stock on the Nasdaq National Market on December 31, 2001 ($1.40) minus the exercise price of the option (if less than $1.40), multiplied by the number of shares subject to the option. Mr. Thornley does not hold any options to purchase shares of our common stock.

	Number of Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year-End
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Richard Boulderstone	—	—	229,166	270,834	—	—
Martin Roberts	—	—	133,435	191,565	$4,750	$52,250
James Kaufman	—	—	196,843	553,157	—	—
Jason Kellerman	—	—	302,411	819,089	30,000	150,000

Employment, Severance and Change of Control Agreements

The Company generally has no written employment agreements governing the length of service of its executive officers, or any severance or change of control agreements, with its executive officers. Except as set forth below, each of its executive officers serves on an at-will basis.

The Company has an employment agreement with Kevin Berk, its Vice President, Management Applications. The agreement provides for (i) a minimum annual base salary of $40,000 until March 31, 2001, $80,000 until September 30, 2001 and $140,000 starting on October 1, 2001, with annual reviews thereafter, (ii) a signing bonus of $80,000, payable within 30 days after October 27, 2000, (iii) a grant of 25,000 stock options, (iv) relocation benefits, and (v) severance payments equal to 12 months’ salary and a pro-rated bonus in event of termination of employment without cause at any time prior to October 27, 2003.

The Company has an employment agreement with Brian Goler, its Senior Vice President, Product Solutions. The agreement provides for (i) a minimum annual base salary of $40,000 until March 31, 2001, $80,000 until September 30, 2001 and $140,000 starting on October 1, 2001, with annual reviews thereafter, (ii) a signing bonus of $80,000, payable within 30 days after October 27, 2000, (iii) a grant of 25,000 stock options, (iv) relocation benefits, and (v) severance payments equal to 12 months’ salary and a pro-rated bonus in event of termination of employment without cause at any time prior to October 27, 2003.

In January 2001, the Company entered into a severance agreement and mutual release with Brian Cowley, its former Senior Vice President, Global Sales, providing for: (i) continued payment of base salary through April 1, 2001, (ii) payment of a lump sum amount of $56,250, and (iii) continued vesting of stock options through April 1, 2001.

In January 2001, the Company entered into a severance agreement and mutual release with Chris Tucher, its former Senior Vice President, Business Development, providing for: (i) continued payment of base salary through April 1, 2001, (ii) payment of a lump sum amount of $63,935, (iii) continued vesting of stock options through April 1, 2001, and (iv) continuation of benefits through April 1, 2001 and reimbursement for COBRA costs for three months thereafter.

In March 2001, the Company entered into an agreement with Ned Brody, its former Chief Financial Officer, providing for (i) an increase of salary to $200,000 per year, (ii) the acceleration of vesting of 187,500 stock options in connection with Mr. Brody’s employment with the Company through March 31, 2001. Mr. Brody resigned effective as of March 31, 2001.

In September 2001, the Company entered into a severance agreement and mutual release with Martin Hosking, its former Senior Vice President, Product, providing for: (i) continued payment of base salary through December 31, 2001, (ii) continued vesting of Mr. Hosking’s stock options until December 31, 2001, and (iii) continued benefits through March 31, 2002.

In February 2002, the Company entered into a severance agreement and mutual release with Richard Boulderstone, its former Senior Vice President, Engineering, providing for: (i) continued payment of base salary through April 30, 2002, (ii) payment of a lump sum amount equivalent to three months’ base salary, (iii) an extension of the exercisability of Mr. Boulderstone’s vested stock options as of April 30, 2002 until December 31, 2005, and (iv) an extension of the maturity of the outstanding loan to Mr. Boulderstone until June 13, 2015.

The Company has a severance agreement with Robert Goldberg, its Senior Vice President, Sales, Marketing and International Operations. The agreement provides for severance payments equal to three months’ salary in the event of termination of employment without cause at any time prior to October 27, 2003.

Stock Options.    Pursuant to individual stock option agreements with the Company, the stock options held by executive officers are subject to accelerated vesting in the event of termination without cause following a change in control of the Company. In such event, the vesting of stock options will be accelerated in amounts between 25% and 100% of the shares subject to the stock option. A “change of control” is generally defined in the agreements as a merger or acquisition of the Company in which the stockholders of the Company prior to the transaction do not retain 50% of the voting securities of the surviving corporation or a sale of all or substantially all of the assets of the Company. Generally, under the stock option agreements, 25% or 33% of each option becomes exercisable on the first anniversary of the date of grant and  1/48th or  1/33rd of the shares become exercisable each month thereafter, so that all options are vested after four or three years.

Indemnity Agreements.    The Company has entered into indemnity agreements with its directors and officers providing for indemnification of each director and officer against expenses incurred in connection with any action or investigation involving the director or officer by reason of his or her position with the Company (or with another entity at the Company’s request). The directors and officers will also be indemnified for costs, including judgments, fines and penalties, indemnifiable under Delaware law or under the terms of any current or future liability insurance policy maintained by the Company that covers directors and officers. A director or officer involved in a derivative suit will be indemnified for expenses and amounts paid in settlement. Indemnification is dependent in each instance on the director or officer meeting the standards of conduct set forth in the indemnity agreements.

Certain Relationships and Related Transactions

In October 2001, the Company entered into a license agreement with Viator Ventures, Inc., a technology company wholly owned by Peter Adams, the Company’s Senior Vice President, Product and Chief Technical Officer. The license agreement provides for an exclusive license to Viator Ventures’ technology in exchange for payment to Viator Ventures of $400,000 and 300,000 shares of Company common stock.

In April 2002, the Company loaned $250,000 to Dianne Dubois, its Chief Financial Officer, in connection with the purchase of a personal residence. The loan bears no interest and is due and payable upon the earliest to occur of: (a) 120 days after Ms. Dubois’s resignation from the Company; (b) 180 days after termination of Ms. Dubois’s employment, provided that if at that time, the realizable post-tax gain from the stock options held by Ms. Dubois is less than the amount required to repay the loan in full, then the amount of loan due and payable at that time shall equal the amount of the realizable post-tax gain, and the remainder of the loan shall remain outstanding and shall mature upon the next anniversary of the date the loan was made; or (c) 30 days after the sale of the residence. The loan may be forgiven by the Company over a four-year period if Ms. Dubois reaches certain performance milestones or if Ms. Dubois is terminated without cause following a change of control of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The compensation committee is composed of directors Castagna, Ryan and Tananbaum, none of whom is a current or former employee of the Company or its subsidiaries. The compensation committee develops and recommends to the board of directors the compensation policies of the Company. The compensation committee also administers the Company’s compensation plans and recommends for approval by the board of directors the compensation to be paid to the Chief Executive Officer and, with the advice of the Chief Executive Officer, the compensation of the other executive officers of the Company.

General Compensation Policy

The basic compensation philosophy of the compensation committee and the Company is to provide competitive salaries as well as competitive incentives to achieve superior financial performance. The Company’s executive compensation policies are designed to achieve four primary objectives:

•	Attract and retain well-qualified executives who will lead the Company and achieve and inspire superior performance;

•	Provide incentives for achievement of specific short-term individual, business unit and corporate goals;

•	Provide incentives for achievement of longer-term financial goals; and

•	Align the interests of management with those of the stockholders to encourage achievement of continuing increases in stockholder value.

Executive compensation at LookSmart consists primarily of the following components:

•	base salary and benefits;

•	amounts paid, if any, under individual-specific discretionary bonus plans designed to encourage achievement of individual goals; and

•	participation in the Company’s stock option and equity-based incentive plans.

Each component of compensation is designed to accomplish one or more of the four compensation objectives described above.

The participation of specific executive officers and other key employees in the stock option and equity-based incentive plans of the Company is recommended by management and all recommendations (including the level of participation) are reviewed, modified (to the extent appropriate) and approved by the compensation committee. Senior executive officers are normally eligible to receive a greater percentage of their potential compensation in the form of awards under these incentive plans to reflect the compensation committee’s belief that the percentage of an executive’s total compensation that is “at risk” should increase as the executive’s corporate responsibilities and ability to influence profits increase.

Base Salary

To attract and retain well-qualified executives, it is the compensation committee’s policy to establish base salaries, benefit packages and equity compensation at levels that have been confirmed to be, in the aggregate, competitive within similarly situated companies. The Company generally provides its officers with base salaries that are comparable to similarly situated companies, while its bonus and incentive programs rely more on stock options and less on cash payments. Base salaries of senior executives are determined by the compensation committee by comparing each executive’s position with similar positions in companies of similar type, size and financial performance. In making that comparison, the compensation committee uses independent surveys of companies of a comparable stage of development. Included in the survey are some, but not all, of the companies included in the J.P. Morgan H&Q Internet 100 Index, with the primary focus on Internet companies at a similar stage in the San Francisco Bay Area which may compete for the same pool of employees. In general, the compensation committee has targeted salaries to be at the median to slightly below the median percentile of base salaries paid for comparable positions by companies included in the surveys. Other factors considered by the compensation committee are the executive’s performance, the executive’s current compensation and the Company’s or the applicable business unit’s performance (determined by reference to revenues, costs and other quantitative measures of performance). Although the compensation committee does not give specific weight to any particular factor, the most weight is given to the executive’s performance (in determining whether to adjust above or below the current salary level), and a significant but lesser weight is generally given to the comparative salary levels in the industry.

In general, base salaries for the Company’s executive officers in 2001 were near or slightly below the median of salaries paid by comparable companies. The 2001 average base salary of senior executives increased over the previous year’s level as a result of a combination of factors, including improved individual performance, improved or continued excellent performance by the applicable business unit and Company, promotions and increased responsibilities.

Stock-Based Incentive Compensation

Awards under the Company’s stock option and employee stock purchase plans are designed to encourage long-term investment in the Company by participating executives, more closely align executive and stockholder interests and reward executives and other key employees for building stockholder value. The compensation committee believes stock ownership by management has been demonstrated to be beneficial to all stockholders. Periodic grants of stock options are generally made annually to all eligible employees based on performance, with additional grants made to certain employees following a significant change in job responsibility.

Under the Company’s stock option plan, the compensation committee may grant to executives and other key employees options to purchase shares of stock. The compensation committee reviews, modifies (to the extent appropriate) and takes action on the amount, timing, price and other terms of all options granted to employees of the Company. The compensation committee grants both incentive stock options and nonqualified options within the meaning of the Internal Revenue Code. A majority of the options granted in 2001 were nonqualified stock options with an exercise price equal to the closing price of LookSmart common stock on the last trading day before the grant. Under the terms and conditions of the plan, the compensation committee may, however, grant nonqualified options with an exercise price above or below the market price on the date of grant.

In determining the number of stock options to be awarded to an executive, the compensation committee generally takes into consideration the levels of responsibility and compensation practices of similar companies. The compensation committee also considers the recommendations of management, the individual performance of the executive and the number of shares previously awarded to the executive. As a general practice, the number of options granted increases in proportion to each executive’s responsibilities.

Chief Executive Officer Compensation

Mr. Thornley’s compensation in 2001 is consistent with the compensation policy of LookSmart described above and the compensation committee’s evaluation of his overall leadership and management of the Company. In setting Mr. Thornley’s 2001 base salary and total annual cash compensation, the compensation committee compared Mr. Thornley’s cash compensation with that of chief executive officers in a group of companies of similar general type and size. In May 1999, the board of directors approved an increase to Mr. Thornley’s salary from $140,000 to $250,000, primarily due to the performance of the Company during the past several years, which the compensation committee believed was significantly due to his leadership. In April 2001, as part of the Company’s cost-cutting initiatives, Mr. Thornley voluntarily reduced his salary from $250,000 to $150,000. Mr. Thornley’s salary was restored to $250,000 as of January 1, 2002. The compensation committee may recommend, and the board of directors may approve, an adjustment to Mr. Thornley’s salary in 2002.

Mr. Thornley has none of his total compensation “at risk” because none of his potential compensation is based upon the stock option plan described above. Mr. Thornley’s equity position in the Company consists entirely of common stock beneficially owned by him and his wife, Ms. Ellery, none of which is subject to vesting. Mr. Thornley and Ms. Ellery do not hold stock options in LookSmart.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code provides that a company may not deduct compensation paid to certain executive officers in excess of $1,000,000 per officer in any one year, except for “performance-based” compensation. The cash compensation paid to the Company’s executive officers in 2001 did not exceed the $1,000,000 limit per officer, nor is the cash compensation to be paid to executive officers in 2002 expected to reach that level. Because it is very unlikely that the cash compensation payable to any of the Company’s executive officers in the foreseeable future will approach the $1,000,000 limitation, the compensation committee has decided not to take any action at this time to limit or restructure the elements of cash compensation payable to the Company’s executive officers. The compensation committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1,000,000 level.

The foregoing report has been submitted by the undersigned in our capacity as members of the compensation committee of the Company’s board of directors.

Re	spectfully submitted,

An	thony Castagna
Ro	bert Ryan
Jam	es Tananbaum

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return on LookSmart common stock to the Nasdaq Stock Market (U.S.) Index and the JP Morgan H&Q Internet 100 Index. The graph covers the period from August 20, 1999, the first trading date of LookSmart’s common stock, to December 31, 2001. The graph assumes that $100 was invested on August 20, 1999 in LookSmart common stock and in each index, and that all dividends were reinvested. LookSmart has not paid or declared any cash dividends on its common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

*	$100 invested on August 20, 1999 in stock or index, including reinvestment of dividends.

The dollar values for total stockholder return plotted in the graph above are shown in the table below:

	Cumulative Total Return
	8/20/99	12/99	12/00	12/01
LookSmart, Ltd.	$100.00	$225.00	$20.32	$11.67
Nasdaq Stock Market (U.S.)	100.00	153.41	92.28	73.22
JP Morgan H & Q Internet 100	100.00	222.16	85.48	55.00

The preceding stock performance graph and the Compensation Committee Report are not considered proxy solicitation materials and are not deemed filed with the Securities and Exchange Commission. Notwithstanding anything to the contrary set forth in any of LookSmart’s previous filings made under the Securities Act of 1933 or the Securities Exchange Act of 1934 that incorporate future filings made by the Company under those statutes, neither the above stock performance graph nor the Compensation Committee Report is to be incorporated by reference into any prior filings, nor shall the graph or report be incorporated by reference into any future filings made by the Company under those statutes.

REPORT OF THE AUDIT COMMITTEE

The audit committee is composed of directors Byerwalter, Castagna and West. The role of the audit committee is to assist the board of directors in its oversight of the Company’s financial reporting process. The audit committee performs the duties set forth in its charter, a copy of which is attached as Exhibit B to this proxy statement.

The audit committee has reviewed and discussed LookSmart’s audited consolidated balance sheets as of December 31, 2001 and 2000 and consolidated statements of income, cash flows and stockholders’ equity for the three years ended December 31, 2001 with LookSmart’s management. The audit committee has discussed with PricewaterhouseCoopers LLP, LookSmart’s independent auditors, the matters required to be discussed by Statement of Auditing Standards No. 61 (concerning the accounting methods used in the financial statements).

The audit committee has also received and reviewed written disclosures and the letter from PricewaterhouseCoopers LLP required by Independent Standards Board No. 1 (concerning matters that may affect an auditor’s independence) and has discussed with PricewaterhouseCoopers LLP their independence. The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of our principal accountants. Based on the foregoing review and discussions, the audit committee recommended to the board of directors that the audited financial statements be included in LookSmart’s Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

AU	DIT COMMITTEE

Ma	riann Byerwalter
An	thony Castagna
Ed	ward West

INDEPENDENT PUBLIC ACCOUNTANTS

The board of directors has reappointed PricewaterhouseCoopers LLP to examine the financial statements of LookSmart for the fiscal year 2001. In addition to audit services, PricewaterhouseCoopers LLP also provided certain non-audit services to LookSmart in 2001. The audit committee has considered whether the provision of these additional services is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Audit Fees

Audit and interim review fees for the fiscal year ended December 31, 2001 were $308,830.

Financial Information Systems Design and Implementation Fees

We did not engage PricewaterhouseCoopers LLP to provide services regarding financial information systems design.

All Other Fees

Other fees during the year ended December 31, 2001 totaled $210,784, consisting of $78,198 for audit-related services, $98,286 for tax compliance and other tax services and $34,300 for the audit of our 401(k) Plan. Audit-related services included assistance with our registration statements in the United States and Australia and procedures performed in connection with merger and acquisition activity.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires LookSmart’s directors, officers and persons who beneficially own more than 10% of the outstanding shares of common stock to file with the SEC initial reports of ownership and reports of changes in ownership. Directors, officers and 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

To the Company’s knowledge, based solely on review of the reports the Company has received, or written representations that no other reports were required for those persons, the Company believes that its officers and directors complied with all applicable filing requirements applicable in 2001.

STOCKHOLDER PROPOSALS

All stockholder proposals intended to be presented at the annual meeting of stockholders in 2003 and included in the Company’s proxy statement and form of proxy relating to that meeting must be presented to the Company by January 1, 2003. Stockholder proposals intended for consideration for inclusion in the Company’s proxy statement and form of proxy relating to that meeting should be made in accordance with Securities and Exchange Commission Rule 14a-8. All other stockholder proposals that are intended to be presented at the annual meeting of stockholders in 2003 must be presented to the Company by April 10, 2003, or will be considered untimely. Stockholder proposals should be addressed to the attention of the Company’s General Counsel, 625 Second Street, San Francisco, California 94107.

SOLICITATION OF PROXIES

Solicitation of proxies will be made initially by mail. In addition, directors, officers and employees of the Company and its subsidiaries may solicit proxies by telephone or facsimile or personally without additional compensation. Proxies may be solicited by nominees and other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by them. The Company will bear all costs of solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees or other nominees for forwarding proxy materials to beneficial owners.

ANNUAL REPORT ON FORM 10-K

A copy of LookSmart’s annual report for the year ended December 31, 2001 accompanies this proxy statement. An additional copy will be furnished without charge to beneficial stockholders or stockholders of record upon request to LookSmart Investor Relations, 625 Second Street, San Francisco, CA 94107, or by calling (415) 348-7000. It is also available in digital form for download or review by visiting www.shareholder.com/looksmart/.

Exhibit A

Annual Report for the Year Ended 31 December 2001 — Additional Information
Required by ASX Listing Rule 4.10

This document forms part of the annual report and proxy statement of LookSmart, Ltd. lodged with the ASX, and sets out the additional information required by ASX listing rule 4.10 (in italics) to be included in the annual report.

4.10.1    A statement of all material differences between the information in LookSmart’s Appendix 4B (preliminary final report) and the information in the accounts in its annual report, including the amounts of, and reasons for, the differences.

Not applicable — there are no material differences between the information in the Appendix 4B and the information in the accounts in the annual report.

4.10.2    Whether LookSmart had an audit committee as at the date of the directors’ report. If it did not, it must explain why.

LookSmart has had an audit committee since March 1999. The section entitled ‘‘Audit Committee’’ in the proxy statement attached to the annual report sets out details of the composition, role and responsibilities of LookSmart’s audit committee.

4.10.3    A statement of the main corporate governance practices that LookSmart had in place during the reporting period. If a practice had been in place for only part of the period, LookSmart must state the period during which it had been in place

Information regarding the following main corporate governance practices of LookSmart are set forth in greater detail in the proxy statement attached to the annual report: (i) policies and procedures for the appointment and nomination of directors to the board of directors, (ii) the term of office of persons appointed to the board of directors, (iii) the compensation committee’s functions and role in determining compensation matters, (iv) compensation arrangements for the members of the board of directors, (v) the audit committee’s functions and role in selecting independent auditors and reviewing financial information. In addition, the proxy statement lists the executive and non-executive members of the board of directors. LookSmart does not have a nominating committee; the functions of a nominating committee are performed by the board of directors as a whole. LookSmart’s board of directors regularly reviews matters which, in its opinion, constitute the greatest business risks and formulates arrangements to manage such risks.

4.10.4    The names of substantial holders in the entity, and the number of equity securities to which each substantial holder and the substantial holder’s associates have a relevant interest, as disclosed in substantial holding notices given to the entity. If a substantial holding notice discloses that related bodies corporate have the same relevant interest in the same number of equity securities, the annual report need only include the name of the holding company.

LookSmart has not received any substantial holding notices in the preceding six months. For a list of the principal stockholders of the Company, please see the response to Item 4.10.9 below.

4.10.5    The number of holders of each class of equity securities.

To LookSmart’s knowledge, as of 15 April 2002, LookSmart had a total of approximately (i) 9,200 beneficial owners of common stock and (ii) 18,816 beneficial owners of CDIs.

4.10.6    The voting rights attaching to each class of equity securities.

One vote attaches to each share of common stock. Consistent with this, one vote attaches to 20 CDIs.

4.10.7    A distribution schedule of the number of holders in each class of equity securities (in the case of securities over which CUFS (CHESS Units of Foreign Securities) have been issued, including holders of CUFS and), in the categories:

The following information is provided as of 15 April 2002:

1 – 1,000	(2,877 holders of CDIs)
1,001 – 5,000	(7,029 holders of CDIs)
5,001 – 10,000	(3,423 holders of CDIs)
10,001 – 100,000	(4,887 holders of CDIs)
100,001 – above	(600 holders of CDIs)

4.10.8    The number of holders holding less than a marketable parcel of the entity’s main class of securities (including holders of CDIs), based on the market price at the specified date.

Based on the market price on 15 April 2002, the Company believes that there were 3,324 holders holding less than a marketable parcel of CDIs.

4.10.9    The names of the 20 largest holders of each class of quoted equity securities, the number of equity securities each holds and the percentage of capital each holds.

The 20 largest record holders of common stock as of 15 April 2002, number of shares held, and percentage is as follows:

Shareholder	Common Stock	Percentage
Morgan Stanley & Co.	7,018,413	7.13%
Merrill Lynch Pierce Fenner & Smith	4,817,524	4.89%
Bear Stearns Securities Corp.	4,293,313	4.36%
JP Morgan Securities, Inc.	3,802,256	3.86%
Goldman Sachs & Co.	2,610,199	2.65%
Charles Schwab & Co.	1,375,249	1.40%
UBS PaineWebber	1,329,770	1.35%
Boston Safe Deposit and Trust Company	1,285,023	1.30%
Bank of America Securities Montgomery Division	1,267,300	1.29%
The Bank of New York	1,062,762	1.08%
Neuberger Berman, LLC	1,038,183	1.05%
PNC Bank, National Corporation	957,280	0.97%
E*Trade Securities, Inc.	888,190	0.90%
Donaldson Lufkin & Jenrerre Securities	772,421	0.78%
Robertson Stephens, Inc.	670,044	0.68%
Brown Brothers Harriman & Co.	548,432	0.56%
National Financial Services Corp.	546,608	0.55%
The Northern Trust Company	518,278	0.53%
Citibank	450,614	0.46%
National Investor Services Corp.	432,150	0.44%

The 20 largest holders of CDIs as of 28 March 2002, the number of CDIs held and percentage (on an as-converted to common stock basis) is as follows:

Holder	CDIs	Percentage
Feta Nominees Pty Ltd	5,505,293	0.29%
Anz Nominees Ltd	5,099,990	0.27%
Mr. Robert John Wilson	4,212,400	0.22%
Merrill Lynch (Australia) Nominees Pty Ltd	3,986,976	0.21%
Mr. Gaetano Mandosio & Mrs. Alfonsina Mandosio	2,700,000	0.14%
Westpac Custodian Nominees Ltd	2,633,800	0.14%
Niako Investments Pty Ltd	2,400,000	0.13%
Mr. Ian Brooker Drummond	2,000,000	0.11%
Comsec Nominess Pty Ltd	1,733,380	0.09%
Elise Nominees Pty Ltd	1,700,000	0.09%
Huybers Investments Pty Ltd	1,500,000	0.08%
Mr. Ottmar Weiss	1,500,000	0.08%
UBS Warburg Private Clients Nominees Pty Ltd	1,472,908	0.08%
Net Nominees Ltd	1,433,674	0.08%
Idameneo (No 79) Nominees Pty Ltd	1,313,297	0.07%
Mr. Richard Waite & Mrs. Susan Waite	1,200,000	0.06%
Queensland Investment Corporation	1,142,000	0.06%
Natuka Pty Ltd	1,100,000	0.06%
Simius Pty Ltd	1,100,000	0.06%
Comsec Nominees Pty Ltd	1,051,886	0.06%

4.10.10    The name of the LookSmart’s secretary (in the case of a trust, the name of the responsible entity or management company and its secretary).

Martin E. Roberts

4.10.11    The address and telephone number of LookSmart’s registered office in Australia; and of its principal administrative office, if the two are different.

LookSmart, Ltd. does not have a registered office in Australia, as it is not an Australian company and is not registered as a foreign company under the Corporations Law. The address of the registered office of LookSmart, Ltd.’s Australian subsidiary, LookSmart International Pty Limited ACN 074 789 263, is Level 7, 241 Commonwealth Street, Surry Hills, NSW 2010, Sydney, Australia (61 2 9492 2700). The address of LookSmart, Ltd.’s principal administrative office is 625 Second Street, San Francisco, CA 94107, ((415) 348-7000).

4.10.12    The address and telephone number of each office at which a register of securities, register of depositary receipts or other facilities for registration of transfers is kept.

Computershare Investor Services Pty Limited
Level 3, 60 Carrington Street
Sydney NSW 1115
61 2 8234 5000

Mellon Investor Services
235 Montgomery Street, 23rd Floor
San Francisco, CA 94104
(415) 743-1429

4.10.13    A list of other stock exchanges on which any of the LookSmart’s securities are quoted.

Nasdaq National Market

4.10.14    The number of restricted securities that are on issue, and the date from which they cease to be restricted securities.

Not applicable (no restricted securities on issue).

4.10.15    If LookSmart is a mining exploration entity, a list of its interests in mining tenements, where the tenements are situated and the percentage interest it holds in each.

Not applicable (LookSmart is not a mining exploration entity).

4.10.16    For each class of unquoted equity securities (except CUFs), the number of equity securities that are on issue and the number of holders. In addition, if a person holds 20% or more of the equity securities in an unquoted class, the name of the holder and number of equity securities held, unless the securities were issued or acquired under an employee incentive scheme.

As of 15 April 2002, LookSmart had 98,497,337 outstanding shares of common stock, outstanding options to purchase 15,517,044 shares of common stock and outstanding warrants to purchase 2,014,760 shares of common stock.

4.10.17    A review of operations and activities for the reporting period.

See the annual report and attached proxy statement.

4.10.18    Whether there is a current on-market buy-back.

There is no current on-market buy-back.

4.10.19    In its first two annual reports after admission, a statement about whether LookSmart used the cash and assets in a form readily convertible to cash that it had at the time of admission in a way consistent with its business objectives. If the use was not consistent, an explanation of how the cash and assets were used. The statement in the first annual report must be for the time between admission and the end of the reporting period. The statement in the second annual report must be for the whole of the reporting period.

In the period from admission on 24 February 2000 to 31 December 2001, LookSmart used cash, and assets readily convertible to cash, that it had at the time of admission to the ASX in a way consistent with its business objectives, as set out in its annual reports for the fiscal years ended December 31, 2000 and 2001.

4.10.20    If the entity is an investment entity, each of the following:

(a)	A list of all investments held by it and its child entities.

(b)	The total number of transactions in securities during the reporting period, together with the total brokerage paid or accrued during that period.

(c)	The total management fees paid or accrued during the reporting period, together with a summary of any management agreement.

Not applicable (LookSmart is not an investment entity).

Exhibit B

CHARTER FOR THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
OF LOOKSMART, LTD.

PURPOSE:

The Audit Committee will make such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of LookSmart, Ltd. (the “Company”), to provide to the Board of Directors the results of its examinations and recommendations derived therefrom, to outline to the Board improvements made, or to be made, in internal accounting controls, to nominate independent auditors, and to provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require Board attention.

In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors from time to time prescribe. The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Audit Committee may also meet with the Company’s investment bankers or financial analysts who follow the Company.

MEMBERSHIP:

The Audit Committee will consist of at least three (3) non-employee members of the Board. The members of the Audit Committee and the Committee Chair will be appointed by and will serve at the discretion of the Board of Directors.

RESPONSIBILITIES:

The responsibilities of the Audit Committee shall include:

1.	Reviewing on a continuing basis the adequacy of the Company’s system of internal controls;

2.	Reviewing on a continuing basis the activities, organizational structure and qualifications of the Company’s internal audit function;

3.	Reviewing the independent auditors’ proposed audit scope and approach;

4.	Reviewing the performance of the independent auditors, including a review of the experience and qualifications of the senior members of the independent auditor team;

5.	Recommending the appointment of independent auditors to the Board of Directors;

6.	Reviewing fee arrangements with the independent auditors;

7.
Providing oversight of the independence of the independent auditors and ensuring that the Company annually receives from the independent auditors a formal written statement delineating all relationships between the company and the independent auditors;

8.	Approve the retention of the independent auditor for any non-audit service and the fee for such service;

9.	Recommend to the Board of Directors guidelines for the Company’s hiring of employees of the independent auditor who were engaged on the Company’s account.

10.
Reviewing the annual and interim financial statements, including the results of the independent auditors’ reviews, before reporting to the public and filing with regulators, and consider whether they are complete and consistent with information known to Audit Committee members;

11.
Conducting a post-audit review of the financial statements, audit findings and any management letter, including any significant suggestions for improvements provided to management by the independent auditors and any disagreements with management;

12.
Reviewing significant accounting and reporting issues, including complex or unusual transactions, highly judgmental areas, the effect of alternative GAAP methods, recent professional and regulatory pronouncements, and understanding their impact on the financial statements;

13.	Review with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements;

14.
Review with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies;

15.	Reviewing, in conjunction with counsel, any legal matters that could have a significant impact on the Company’s financial statements;

16.
Reviewing management’s monitoring of compliance with the Company’s standards of business conduct and with the Foreign Corrupt Practices Act, including the process of communicating the code of conduct to Company personnel;

17.	Providing oversight and review of the Company’s asset management policies, including an annual review of the Company’s investment policies and performance for cash and short-term investments;

18.	Reviewing related party transactions for potential conflicts of interest;

19.	If necessary, instituting special investigations and, if appropriate, hiring special counsel or experts to assist therewith;

20.	Performing other oversight functions as requested by the full Board of Directors.

In addition to the above responsibilities, the Audit Committee will undertake such other duties as the Board of Directors delegates to it, and will report, at least annually, to the Board regarding the Committee’s examinations and recommendations.

MEETINGS:

The Audit Committee shall meet at least four (4) times a year, with authority to convene additional meetings, as circumstances require. The Audit Committee may establish its own schedule which it will provide to the Board of Directors in advance. All Audit Committee members shall be expected to attend each meeting, in person or via teleconference.

The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at least annually to review the financial affairs of the Company. The Audit Committee will meet with the independent auditors of the Company, at such times as it deems appropriate, to review the independent auditor’s examination and management report.

REPORTS:

The Audit Committee will record its summaries of recommendations to the Board in written form which will be incorporated as a part of the minutes of the Board of Directors meeting at which those recommendations are presented.

MINUTES:

The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

PROXY	PROXY

LOOKSMART, LTD.

COMMON STOCK
ANNUAL MEETING OF STOCKHOLDERS, JUNE 5, 2002
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF LOOKSMART, LTD.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held June 5, 2002 and the Proxy Statement, and appoints Evan Thornley and Martin Roberts, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of common stock of LookSmart, Ltd. (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entities, at the Annual Meeting of Stockholders of the Company to be held at the Company’s headquarters at 625 Second Street, San Francisco, California, 94107, on June 5, 2002 at 9:00 a.m. Pacific Time, and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth below and on the reverse side.

(Continued, and to be marked, dated and signed, on the reverse side)

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							Please mark your votes as in this example.	[x]

		FOR ALL NOMINEES EXCEPT AS NOTED BELOW	WITHHOLD AUTHORITY TO VOTE			FOR	AGAINST	ABSTAIN
1.	To elect three directors to serve on the Company’s Board of Directors until the Annual Meeting of Stockholders in 2005 or until their successors are duly elected and qualified:	[_]	[_]	2 .	To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending December 31, 2002.	[_]	[_]	[_]
						FOR	AGAINST	ABSTAIN
	01 Evan Thornley, 02 Tracey Ellery and 03 Edward West			3.	To approve the proposed amendments to the 1998 Stock Plan.	[_]	[_]	[_]

				4.	In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon such other matters as may properly come before the meeting.

The Board of Directors recommends a vote IN FAVOR OF the directors listed above and a vote IN FAVOR OF each of the listed proposals. This Proxy, when properly executed, will be voted as specified above. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF THE DIRECTORS LISTED ABOVE AND IN FAVOR OF THE OTHER PROPOSALS.

(Print name(s) on certificate) ____________________________	Please sign your name(s) (Authorized Signature(s) __________________________	Date: __________________
Please print the name(s) appearing on each share certificate(s) over which you have voting authority.

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